Exhibit 99.1
For AMEX Symbol HLM.PR
HILLMAN ACQUIRES STEELWORKS
CINCINNATI, January 6, 2006 /PRNewswire-FirstCall/ — The Hillman Companies, Inc. (Amex: HLM.PR) (the “Company” or “Hillman), announced today that its Hillman Group, Inc. subsidiary purchased certain assets of The SteelWorks Corporation (“Steelworks”), a Denver, Colorado based manufacturer and distributor of metal shapes, threaded rod and metal sheet to the Retail Hardware and Home Improvement Industry. Annual revenues of SteelWorks customer base are approximately $31 million.
Max W. (“Mick”) Hillman, Jr., Chief Executive Officer of Hillman, said the addition of the Steelworks business will further complement Hillman’s national presence in its core market segments and add a strong market brand name with “SteelWorks”.
Hillman sells to hardware stores, home centers, pet suppliers, mass merchants, and other retail outlets principally in the U.S., Canada, Mexico and South America. Their product line includes thousands of small parts such as fasteners and related hardware items, keys, key duplication systems, and identification items, such as tags, letters, numbers and signs. Services offered include design and installation of merchandising systems and maintenance of appropriate in-store inventory levels.
For more information on the Company, please visit our website at http://hillmangroup.com or call Investor Relations at (513) 851-4900, ext. 2084.